Exhibit 99.1

American States Water Company Announces Acquisition of
Water Rights by American States Utility Services, Inc.

San Dimas, California, February 3, 2006. . . On January 31, 2006, American States Water Company (“AWR”), through its American States Utility Services, Inc. (“ASUS”) subsidiary, entered into a water purchase agreement to acquire 5,000 acre feet of water rights from Natomas Central Mutual Water Company (“Natomas”). Natomas is a California Corporation which currently provides water service only to agricultural customers in portions of Sacramento and Sutter counties in northern California.

Pursuant to the terms of the agreement, Natomas shall sell, transfer and convey to ASUS, in perpetuity, water rights and entitlements to divert from the Sacramento River up to 5,000 acre feet of water per year.  Terms of the acquisition, among other things, include a base price of $2,500 per acre foot of water payable in payments contingent on meeting specific milestones and events over a 10 year period.  Natomas will pay to ASUS a commission of 16% of the sale price over the same 10 year period under an existing agreement between the two companies.  At the same time that the water sale agreement was completed, Natomas and ASUS also entered into a settlement agreement that released Natomas from previously established reimbursement obligations it has with ASUS under existing agreements.

This acquisition provides ASUS and AWR with a water rights platform that offers options for the company to engage in transactional opportunities with developers or to initiate a California Public Utilities Commission regulated franchise in Sutter County.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,800 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

CONTACT:                                 Robert J. Sprowls
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
(909) 394-3600, extension 647